UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                     SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended

Check the appropriate box:

[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                   GK INTELLIGENT SYSTEMS, INC.
         (Name of Registrant As Specified In Its Charter)

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                   GK INTELLIGENT SYSTEMS, INC.
                 432 Park Avenue South, 2nd Floor
                       New York, NY  10016
                           646-437-3614

To Our Stockholders

The purpose of this letter is to inform you that shareholders have voted by written consent on February 21, 2005 to:

     . amend our Amended and Restated Certificate of Incorporation to change our corporate name from GK Intelligent Systems, Inc. to M Power Entertainment, Inc.; and

     . authorize us to effect a reverse stock split of our common stock in the range of 30:1 to 200:1, as determined in the sole discretion of our Board of Directors.

We established February 11, 2005 as the Record Date. On the Record Date, we had authorized 275,000,000 shares of common stock, $.001 par value per share, of which 226,134,081 shares were issued and outstanding and 100,000 shares of Series B Convertible Preferred Stock of which 100,000 shares were outstanding. On February 21, 2005, holders of a majority of the aggregate of our outstanding common stock and our Series B Convertible Preferred Stock executed a written consent in favor of the actions described above. This consent satisfies the stockholder approval requirement for the proposed actions.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date this Information Statement has been mailed to stockholders. We anticipate that this Information Statement will be mailed to stockholders on or about March 16, 2005.

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                REQUESTED NOT TO SEND US A PROXY.

Because the written consent of a majority of stockholders satisfies the applicable stockholder voting requirement of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws, we are not asking for a proxy and you are not requested to send one.

The accompanying Information Statement is for information purposes only and explains the terms of the amendment to our Amended and Restated Certificate of Incorporation. Please read the accompanying Information Statement carefully.

                                  By Order of the Board of Directors,

                                        /s/  Gary F. Kimmons
                                        ----------------------------
                                        Gary F. Kimmons
                                        Chief Executive Officer

                   GK INTELLIGENT SYSTEMS, INC.
                 432 Park Avenue South, 2nd Floor
                       New York, NY  10016
                           646-437-3614

                      ---------------------
                      INFORMATION STATEMENT
                      ---------------------

GENERAL

We are providing this Information Statement to inform you that holders of a majority of the outstanding shares of the aggregate of our common stock and Series B Convertible Preferred Stock adopted the following resolutions by written consent on February 21, 2005:

     . to amend our Amended and Restated Certificate of Incorporation to change our corporate name from GK Intelligent Systems, Inc. to M Power Entertainment, Inc.; and

     . to authorize us to effect a reverse stock split of our common stock in the range of 30:1 to 200:1, as determined in the sole discretion of our Board of Directors.

We have established February 11, 2005 as the Record Date. We are mailing this Information Statement on or about March 16, 2005 to our stockholders of record at the close of business on February 11, 2005. This Information Statement is being sent to you for information purposes only.

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                REQUESTED NOT TO SEND US A PROXY.

Because the written consent of a majority of stockholders satisfies the applicable stockholder voting requirement of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws, we are not asking for a proxy and you are not requested to send one.


STOCKHOLDERS ENTITLED TO VOTE

Holders of our common stock and Series B Stock at the close of business on February 11, 2005 were entitled to vote. On February 11, 2005, we had
226,134,081 shares of common stock issued and outstanding.   Each stockholder
is entitled to one vote for each share of common stock held by such stockholder. Additionally, we had 100,000 shares of our Series B Stock
outstanding.   Each share of Series B Stock has 630 votes and votes with the common stock as a class.

RESULTS OF VOTE

On February 21, 2005, holders of our outstanding common stock and Series B stock executed a written consent in favor of the action described above. The amendment was approved by 146,578,474 votes, or 50.5% of all eligible votes. This consent satisfies the stockholder approval requirement for the proposed action.


COST OF INFORMATION STATEMENT

We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for expenses incurred in forwarding such material.


INTEREST OF PERSONS ON MATTERS TO BE ACTED ON

No officer or director has a substantial or material interest in the favorable action regarding the resolutions.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of February 11, 2005 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director,
(iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2003 fiscal year and
(iv) all of our directors and current executive officers as a group:

                                                   COMMON SHARES
NAME AND ADDRESS                                   BENEFICIALLY    PERCENTAGE
OF BENEFICIAL OWNER (1)                            OWNED           OWNED

Gary F. Kimmons(2)....................................23,148,720     10.2%
Kathryn Kimmons(3)....................................23,148,720     10.2%
Dick Meador (4) .........................................652,000        *%
Sunil Nariani (5)......................................8,025,211      3.5%
Julie Maranto (6).....................................42,857,143     19.0%

All Directors and Officers as a group (3 people)      23,800,720     10.2%



* If 1% or less.

(1) Unless otherwise provided, the address of all persons listed above is 432 Park Avenue South, 2nd Floor, New York, NY 10016.

(2) Mr. Kimmons is deemed to own (a) 6,727,360 of these shares owned of record by the Kimmons Family Partnership, Ltd., by virtue of Mr. Kimmons being the General Partner of the Kimmons Family Partnership, Ltd., (b) 600,000 of these shares by virtue of warrants to purchase these shares, and (c) 3,000,000 of these shares by virtue of fully vested options to purchase these shares.

(3) Mrs. Kimmons is deemed to have indirect beneficial ownership of these shares, as the spouse of Gary F. Kimmons.

(4) Mr. Meador is deemed to own 300,000 of these shares by virtue of a warrant to purchase these shares.

(6)  Mr. Nariani's address is 3601 Estacado Lane, Plano, TX  75025.

(6)  Ms. Maranto's address is 207 Stratford, Houston, TX  77006.

RESOLUTION TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO M POWER ENTERTAINMENT, INC.

The Board of Directors has adopted and the stockholders have approved by written consent an amendment to our Amended and Restated Certificate of Incorporation to change our corporate name from GK Intelligent Systems, Inc. to M Power Entertainment, Inc. in order to better reflect our planned future operations. We believe the name M Power Entertainment, Inc. better communicates our business plan to become a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources.

In connection with this name change, a new trading symbol will be assigned to our common stock on the Over the Counter Bulletin Board.

IMPACT OF PROPOSAL TO SHAREHOLDERS

There will be no material change to shareholders. The currently outstanding stock certificates evidencing shares of our common stock bearing the name "GK Intelligent Systems, Inc." will continue to be valid and represent shares of
our common stock following the name change.   You will not have to exchange
your existing stock certificates for stock certificates reflecting our new corporate name. However, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to our transfer agent for cancellation, and obtain a new form of certificate. The transfer agent may impose a reasonable fee for a voluntary exchange of certificates. Stockholders should not destroy any stock certificate.



    RESOLUTION TO AMEND OUR AMENDED AND RESTATED CERTIFICATE
      OF INCORPORATION TO AUTHORIZE US TO EFFECT A REVERSE
         STOCK SPLIT OF OUR COMMON STOCK IN THE RANGE OF
       200:1 TO 30:1, AS DETERMINED IN THE SOLE DISCRETION
                    OF OUR BOARD OF DIRECTORS

OVERVIEW

The Board of Directors has adopted and the stockholders have approved by written consent an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding Common Stock in the range of 200:1 to 30:1, as determined in the sole discretion of the Board of Directors ("Reverse Split"). Our Board has the discretion to elect, as it determines to be in the best interests of the company and the Stockholders, to effect the Reverse Split at any exchange ratio within the range at any time before our 2005 annual stockholder meeting. The Board may elect not to implement the approved Reverse Split in its sole discretion.

THE PURPOSE FOR WHICH THE BOARD WOULD EFFECT THE REVERSE SPLIT

The Board believes that stockholder approval of a range of potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of the reverse stock split. The Board would effect a reverse stock split only upon the Board's determination that a reverse stock split would be in the best interests of the stockholders at that time.

To effect the Reverse Split, we would file an amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware. If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the selected exchange ratio for the Reverse Split. The par value and number of authorized shares of the Common Stock would remain unchanged. The Reverse Split would become effective upon filing the amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. No further action on the part of Stockholders would be required to either effect or abandon the Reverse Split. If the Board does not implement the reverse stock split prior to our 2005 annual stockholder meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

POTENTIAL EFFECTS OF THE PROPOSED REVERSE SPLIT

The immediate effect of the Reverse Split would be to reduce the number of shares of the outstanding Common Stock and to increase the trading price of such Common Stock. However, the effect of any effected Reverse Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the Reverse Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If we implement the Reverse Split, the number of shares of our Common Stock held by each Stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Split by the selected exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to each Stockholder in respect of any fractional interest in a share resulting from the Reverse Stock Split. The Reverse Split would not affect any Stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

EFFECT ON OPTIONS, WARRANTS AND OTHER SECURITIES

In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of our Common Stock would be adjusted as a result of the Reverse Split, as required by the terms of these securities. In particular, proportionate adjustments will be made to the exercise price per share and the number of shares issuable upon the exercise of all outstanding options, entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split. Also, the number of shares reserved for issuance under any existing employee stock option plans would be reduced proportionally based on the selected exchange ratio of the Reverse Split.

OTHER EFFECTS ON OUTSTANDING SHARES

If the Reverse Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Split. Each share of Common Stock issued pursuant to the Reverse Split would be fully paid and nonassessable.

The Reverse Split would result in some Stockholders owning "odd-lots" of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

AUTHORIZED SHARES OF COMMON STOCK

The Reverse Split, if implemented, would not change the number of authorized shares of the Common Stock as designated by the Amended and Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase.

The additional shares of Common Stock that would become available for issuance if the Reverse Split is approved could be used by our management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the Stockholders or in which the Stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Although the proposed Reverse Stock Split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by our management to deter or prevent a change in control of the Company. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Split, if any, for any such purposes.

STOCK CERTIFICATES

As of the effective date of the Reverse Split, each certificate representing shares of our Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the Reverse Split. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

If you hold your shares of commons stock in a brokerage account or in "street name," you will not be required to take any further action. If you hold stock certificates, you will not have to exchange your existing stock certificates for new stock certificates reflecting the reverse split. However, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to our transfer agent for cancellation, and obtain a new form of certificate. The transfer agent may impose a reasonable fee for a voluntary exchange of certificates. Stockholders should not destroy any stock certificate.

FRACTIONAL SHARES

We will not issue fractional shares in connection with the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of common stock to Stockholders who would otherwise be entitled to receive fractional shares of Common Stock following the Reverse Split, any fractional shares which result from the Reverse Split will be rounded up to the next whole share.

NO APPRAISAL RIGHTS

Under the Delaware General Corporation Law, Stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Split, and we will not independently provide stockholders with any such right.